Exhibit 10.33

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement is made and entered into effective as of April 1, 2007 by and between Lockheed Martin Corporation, a Maryland corporation, located at 6801 Rockledge Drive, Bethesda, Maryland 20817 (hereinafter “LMC”) and Michael F. Camardo with a mailing address of 6801 Rockledge Drive, Bethesda, MD 20817 (hereinafter “CONTRACTOR”).

WITNESSED:

That in consideration of the promises and mutual obligations hereinafter set forth, the parties hereto agree as follows:

1.	SERVICES BY CONTRACTOR

A.	In order to facilitate an orderly transition of management within the Information Systems & Global Services Business Area, CONTRACTOR shall provide historical background information, factual and management assistance, guidance and counsel to Linda R. Gooden on matters involving operation of the Information Systems & Global Services Business Area (the “Services”) on an as needed, on call basis.

B.	CONTRACTOR’S primary contact with LMC shall be Linda R. Gooden referred to hereinafter as the Agreement Monitor.

2.	TERM

The term of this Agreement shall commence on April 1, 2007 and end on September 30, 2008. Upon mutual agreement of the parties, this Agreement may be extended beyond September 30, 2008.

3.	COMPENSATION FOR SERVICES

A.	CONTRACTOR shall be compensated for the Services to be performed hereunder by payment of $25,000 a month starting April 1, 2007. This amount represents the collective consideration for the Covenant Not to Compete set forth in the Addendum A, as well as payment for Services rendered, if any, by CONTRACTOR under this Agreement. CONTRACTOR shall provide consulting services for 18 months (from April 1, 2007 to September 30, 2008). Days worked in excess of five per month will be compensated at $5,000 per day.

B.	With prior approval of the Agreement Monitor, LMC shall reimburse CONTRACTOR for reasonable and actual travel expenses (at locations other than CONTRACTOR’S office), including expenditures for hotels, meals, first class air or rail fare, taxis, car rental, mileage for use of personal automobile, parking and toll fees, telephone, and incidentals.

C.	LMC will reimburse CONTRACTOR for the following additional expenses or provide the following services directly to CONTRACTOR:

i	During the term of this Agreement, LMC will assist CONTRACTOR in maintaining a home office at his residence by providing equipment including home telephone lines, computer, cell phone, fax machine, and printer as well as high speed connectivity to the internet and, subject to LMC policies governing access to the LMC intranet by non-employees, access to the LMC intranet and an LM Express email account.

ii	During the term of this Agreement, LMC will provide support in assisting CONTRACTOR in maintaining his current security clearances and special access qualifications; and

iii	During the term of this Agreement, LMC will provide secretarial support as warranted.

D	CONTRACTOR acknowledges that the retainer as well as the items in paragraph C will be taxable as income to him and will be reported as such by LMC to the IRS.

4.	PAYMENT AND INVOICE

A.	CONTRACTOR’S invoice shall identify the Services performed during the period covered by such invoice and be forwarded to: Lockheed Martin Corporation, Linda Gooden. Invoices should be issued on at least a quarterly basis notwithstanding the fact that the services have already been paid for by virtue of the retainer paid pursuant to paragraph 3.A on or about April 1, 2007. Each invoice should sufficiently describe the Services rendered during the period covered by the invoice, the days of performance, and the total number of days worked to date under this Agreement. With each invoice, CONTRACTOR must submit an “Activity Report”, for the period covered by the invoice.

B.	In the event sums are due for the days worked in excess of five days per month, LMC agrees to make payment within 30 days of receipt and approval of a proper invoice reflecting these Services. For invoices claiming reimbursement for expenses, CONTRACTOR is required to attach original receipts (for expenses exceeding $75.00) for such expenditures in a form satisfactory to LMC. If original receipts are not furnished, CONTRACTOR payment shall be subject to Federal, state, or local taxes.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

CONTRACTOR is an independent contractor in all its operations and activities hereunder. CONTRACTOR and LMC agree that CONTRACTOR will render Services according to CONTRACTOR’S own methods and is subject to LMC’s control only with regard to the CONTRACTOR’S final product or result. LMC shall not exercise direct control or supervision over the means that CONTRACTOR uses to accomplish CONTRACTOR’S work. The Parties understand and agree that CONTRACTOR is not an employee of LMC.

6.	CONFLICT OF INTEREST

A.	CONTRACTOR shall not engage in any activity which presents a conflict of interest in the line of his relationship with LMC.

B.	CONTRACTOR hereby acknowledges receipt of a copy of the LMC Code of Ethics and Business Conduct and, by executing this Agreement, CONTRACTOR agrees that CONTRACTOR will strictly comply with the provisions of the Code in the performance of the Services hereunder.

7.	NON-DISCLOSURE OF PROPRIETARY OR CONFIDENTIAL INFORMATION

A.	CONTRACTOR agrees not to disclose to others, either during or subsequent to the term of this Agreement, any LMC information, knowledge, or data which CONTRACTOR may receive, or have access to, or which may otherwise be disclosed to CONTRACTOR, proprietary or confidential information as further defined herein. “Proprietary or Confidential Information” as used herein means any information of LMC or of others which has come into the LMC’s or CONTRACTOR’S possession, custody or knowledge in the course of performing services under this Agreement that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information. Proprietary or Confidential Information includes (without limitation) information, whether written or otherwise, regarding LMC’s earnings, expenses, marketing information, cost estimates, forecasts, bid and proposal data, financial data, trade secrets, products, procedures, inventions, systems or designs, manufacturing or research processes, material sources, equipment sources, customers and prospective customers, business plans, strategies, buying practices and procedures, prospective and executed contracts and other business arrangements or business prospects, except to the extent such information become readily available to the general public lawfully and without breach of a confidential, contractual, or fiduciary duty. CONTRACTOR acknowledges and agrees that he has a continuing obligation to not use or disclose Proprietary or Confidential Information.

B.	CONTRACTOR agrees that Proprietary or Confidential Information shall be used solely for the purpose of performing the Services required under this Agreement, and further agrees that except as may strictly be required by CONTRACTOR’S obligations under this Agreement, CONTRACTOR shall not reproduce, nor allow any third party to use or reproduce, any Proprietary of Confidential Information or any documents or other material containing Proprietary or Confidential information.

C.	All materials to which CONTRACTOR had access, or which were furnished or otherwise made available to CONTRACTOR in connection with the Services performed hereunder, shall be and remain the property of LMC. Upon expiration or termination of this agreement, or upon request of LMC, CONTRACTOR shall return to LMC all such materials, documents and information, including any Proprietary or Confidential Information and all reproductions thereof, then in CONTRACTOR’S possession or control, and CONTRACTOR in connection with this Agreement in accordance with specific instructions issued by LMC to CONTRACTOR, shall comply with any instructions within five (5) days of receipt thereof.

8.	LIABILITY

A.	LMC shall not be liable to CONTRACTOR for any loss, injury, damage, expense or any liability whatsoever arising out of, or in connection with, the performance of the services required by this Agreement.

B.	Each party shall be responsible to the other for any costs or expenses including attorney’s fees, all expenses of litigation and/or settlement, and court costs, arising from the default of such party, its officers, employees, agents, suppliers, or subcontractors at any tier, in the performance of any of its obligations under this Agreement.

9.	GOVERNING LAW

This Agreement shall be governed by, subject to, and construed according to the laws of the State of Maryland excluding its choice of law rules. CONTRACTOR shall comply with all applicable Federal, state and local laws, orders and regulations, as well as with all LMC policies, operating instructions, rules and regulations applicable to the performance of this Agreement.

10.	TERMINATION

A.	LMC may not unilaterally terminate this Agreement unless 1) Section 10.C. of this Agreement applies, or 2) CONTRACTOR is in default as described in Section 16 of this Agreement.

B.	CONTRACTOR may not terminate this Agreement without LMC’s advance written consent. LMC will not unreasonably withhold its written consent if CONTRACTOR’S reason for termination is due to CONTRACTOR’S desire to accept employment that is not otherwise in violation of CONTRACTOR’S Covenant Not to Compete obligations as set forth in Addendum A and which makes him unavailable or unable to provide the Services called for in this Agreement.

C.	This Agreement shall terminate immediately and all payments due shall be forfeited if, in rendering Services hereunder, improper payments are made, unlawful conduct is engaged in, or any part of the fee or expenses payable under this Agreement is used or an illegal purpose.

D.	In the event this Agreement is terminated under any provision herein, CONTRACTOR shall not be required to repay any of the consideration already paid under the Agreement to date. The termination of this Agreement shall have no affect whatsoever on the CONTRACTOR’S continuing obligations under the Covenant Not to Compete referenced above, which shall survive this Agreement and shall not expire until September 30, 2010.

11.	SEVERABILITY

If any provision of this Agreement (including the provisions of Addendum A) shall be held illegal or unenforceable, the remainder of the Agreement or the application of any other provisions to the parties shall not be affected thereby.

12.	ACCESS TO CLASSIFIED INFORMATION

If access to classified information in the performance of this Agreement is required, CONTRACTOR shall furnish the LMC Security Department with all data required to obtain or verify a personal security clearance with access to such Classified Information. Under no circumstances shall CONTRACTOR perform service(s) involving access to classified information until CONTRACTOR’S security clearance has been obtained or verified by LMC.

13.	ACCEPTANCE OF CONTRACT/TERMS AND CONDITIONS

A.	This Agreement integrates, merges, and supersedes any prior offers, negotiations, and agreements concerning the subject matter hereof and constitutes the entire agreement between the Parties.

B.	CONTRACTOR’S acknowledgment, acceptance of payment, or commencement of performance, shall constitute CONTRACTOR’S unqualified acceptance of this Agreement.

C.	Additional or differing terms or conditions proposed by CONTRACTOR or included in CONTRACTOR’S acknowledgement hereof are hereby objected to by LMC and have no affect unless accepted in writing by LMC.

14.	ASSIGNMENT

Any assignment of CONTRACTOR’S contract rights or delegation of duties shall be void, unless prior written consent is given by LMC.

15.	CONTRACT DIRECTION

A.	Only the LMC Senior Vice President, Human Resources or his designee has authority to make changes in or amendments to this Agreement. Such changes or amendments must be in writing.

B.	Except as otherwise provided herein, all notices to be furnished by the CONTRACTOR shall be sent to the LMC Senior Vice President, Human Resources, with a copy to the Contract Monitor identified in paragraph 1.B of this Agreement.

16.	DEFAULT

A.	LMC, by written notice, may terminate this Agreement for default, in whole or in part, if CONTRACTOR fails to comply with any of the terms of this Agreement, fails to make progress as to endanger performance of this Agreement, or fails to provide adequate assurance of future performance. CONTRACTOR shall have ten (10) days (or such longer period as LMC may authorize in writing) to cure any such failure after receipt of notice from LMC.

B.	LMC shall not be liable for any Services not accepted; however, LMC may require CONTRACTOR to deliver to LMC any supplies and materials, manufacturing materials, and manufacturing drawings that CONTRACTOR has specifically produced or acquired for the terminated portion of this Agreement. LMC and CONTRACTOR shall agree on the amount of payment for these other deliverables.

C.	CONTRACTOR shall continue all Services not terminated.

17.	DISPUTES

All disputes under this Agreement which are not disposed of by mutual agreement may be decided by recourse to an action at law or in equity. Until final resolution of any dispute hereunder, CONTRACTOR shall diligently proceed with the performance of this Agreement as directed by LMC.

18.	GRATUITIES/KICKBACKS

No gratuities (in the form of entertainment, gifts or otherwise) or kickbacks shall be offered or given by CONTRACTOR, to any employee of LMC with a view toward securing favorable treatment as a supplier.

19.	INTELLECTUAL PROPERTY

A.

CONTRACTOR agrees that LMC shall be the owner of all inventions, technology, designs, works of authorship, mask works, technical information, computer software, business information and other information conceived, developed or otherwise generated in the performance of this Agreement by or on behalf of CONTRACTOR. CONTRACTOR hereby assigns and agrees to assign all right, title and interest in the foregoing to LMC, including without limitation all copyrights, patent rights and other intellectual property rights therein and further agrees to execute, at LMC’S request and expense, all documentation necessary to perfect title therein in LMC. CONTRACTOR agrees that it will maintain and disclose to LMC written records of, and otherwise provide

LMC with full access to, the subject matter covered by this Agreement and that all such subject matter will be deemed Proprietary or Confidential Information of LMC and subject to the protection provisions of the paragraph 7 of this Agreement. CONTRACTOR agrees to assist LMC, at LMC’s request and expense, in every reasonable way, in obtaining, maintaining, and enforcing patent and other intellectual property protection on the subject matter covered by this Clause.

B.	CONTRACTOR warrants that the Services performed and delivered under this Agreement will not infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country. CONTRACTOR agrees to defend, indemnity and hold harmless LMC and its customers from and against any claims, damages, losses costs an expenses, including reasonable attorney’s fees, arising out of any action by a third party that is based upon a claim that the Services performed or delivered under this Agreement infringes or otherwise violates the intellectual property rights of any person or entity.

20.	RELEASE OF INFORMATION

Except as required by law, no public release of any information, or confirmation or denial of same, with respect to this Agreement or the subject matter hereof, will be made by CONTRACTOR without the prior written approval of LMC.

21.	TIMELY PERFORMANCE

A.	CONTRACTOR’S timely performance is a critical element of this Agreement.

B.	If CONTRACTOR becomes aware of difficulty in performing the Services, CONTRACTOR shall timely notify LMC, in writing, giving pertinent details. This notification shall not change any delivery schedule.

22.	WAIVER, APPROVAL, AND REMEDIES

A.	Failure by LMC to enforce any of the provision(s) of this Agreement shall not be construed as a waiver of the requirement(s) of such provision(s), or as a waiver of the right of LMC thereafter to enforce each and every such provision(s).

B.	LMC’s approval of documents shall not relieve CONTRACTOR from complying with any requirements of this Agreement.

C.	The rights and remedies of LMC in this Agreement are cumulative and in addition to any other rights and remedies provided by law or in equity.

23.	AMENDMENTS AND NOTICE

A.	Sole authority to make changes in or amendments to this Agreement on behalf of LMC rests with the Senior Vice President, Human Resources, and no direction shall be valid unless in writing.

B.	All notices by LMC or CONTRACTOR shall be given in writing by mail or fax to the following locations:

Lockheed Martin Corporation	Michael F. Camardo
6801 Rockledge Drive MP 200-11 Bethesda, MD 20817	6801 Rockledge Drive MP 200-11 Bethesda, MD 20817
Attn: Ken Disken
TEL: 301-897-6950
FAX: 301-897-6758

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LOCKHEED MARTIN CORPORATION	CONTRACTOR

/s/ Kenneth Disken	/s/ Michael F. Camardo
Signature	Signature
Kenneth Disken	Michael F. Camardo
Senior Vice President, Human Resources

February 23, 2007	February 22, 2007
Date	Date

Receipt and Acknowledgment

I acknowledge that I have received my personal copy of Setting the Standard, the Lockheed Martin Code of Ethics and Business Conduct. I understand that each Lockheed Martin employee, agent, consultant, or representative is responsible for knowing and adhering to the principles and standards of the Code.

Signature	/S/ MICHAEL F. CAMARDO
Printed Name	Michael F. Camardo
Date	February 22, 2007

ADDENDUM A

Covenant Not To Compete

In consideration for the execution of the Professional Services Agreement to which this Addendum A is attached and the fees to be paid thereunder, I, Michael F. Camardo, agree to the following:

1. Restrictions Following Termination of Employment:

(a) For the two-year period following the effective date of the Professional Services Agreement (September 30, 2008 through September 30, 2010), I will not, on my own or in association with others, either be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, director, officer, partner, consultant or otherwise by or with any corporation, partnership, or other business considered to be a Competitor of the Corporation. During that two-year period, I also agree not to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Corporation and any customer, supplier or employee of the Corporation. This paragraph 1(a) will not apply if the Chief Executive Officer of the Corporation waives in writing the restrictions of this paragraph 1(a) as it applies to a particular position or Competitor.

(b) Following my termination of employment with the Corporation, I will refrain from making any statement adverse to the interests of the Corporation where it is reasonably foreseeable or intended that the statement would cause material harm to the Corporation either financially or by a diminution in reputation.

(c) I acknowledge and agree that the scope and duration of the restrictions set forth in this Addendum A are necessary to be effective and are fair and reasonable in light of the value of the Professional Services Agreement. I further acknowledge and agree that these restrictions are reasonably required for the protection of the Corporation’s legitimate business interests from unfair competition as a result of the high level executive and management positions I have held within the Corporation and the attendant access to and extensive knowledge of the Corporation’s Proprietary Information.

(d) I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of this Covenant Not To Compete, and, therefore, without prejudice to any other rights and remedies otherwise available at law or in equity (including but not limited to, an action for damages), the Corporation shall be entitled to the granting of injunctive relief in its favor without proof of actual damages and to specific performance of any such provisions of this Covenant Not To Compete.

(e) It is the desire and intent of the parties that the provisions of this Covenant Not To Compete shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

Accordingly, if any particular portion of this Covenant Not To Compete is adjudicated to be invalid or unenforceable, this Covenant Not to Compete shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

2. For purposes of this Addendum A, “Competitor” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc., L3 Corporation, or any successor to all or part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law or similar transaction.

3. This Covenant Not To Compete shall be governed by and interpreted in a manner consistent with the laws of the State of Maryland without reference to the principles of conflicts of law.

LOCKHEED MARTIN CORPORATION	Michael F. Camardo

/s/ Kenneth Disken	/s/ Michael F. Camardo

February 23, 2007	Date:	February 22, 2007